Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Third Quarter 2011 Results

TULSA, Okla., November 9, 2011 -- Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $19.9 million and $48.4 million for the three and nine months ended September 30, 2011, respectively.  This represents increases of $3.8 million or 24% and $2.3 million or 5% as compared to the three and nine months ended September 30, 2010, respectively.  An explanation of adjusted EBITDA, including a reconciliation of such measure to net income (loss), is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $28.6 million on total revenues of $46.5 million for the quarter ended September 30, 2011, compared to a net loss of $2.8 million on total revenues of $38.1 million for the quarter ended September 30, 2010.  For the nine months ended September 30, 2011, the Partnership reported net income of $25.9 million on total revenues of $131.1 million, compared to a net loss of $10.6 million on total revenues of $113.5 million for the nine months ended September 30, 2010.  The Partnership’s financial results for the three and nine months ended September 30, 2011 were impacted by  non-cash gains of approximately $23.6 million and $22.1 million, respectively related to the change in estimated fair market value of the embedded derivative related to its outstanding convertible debentures and the rights offering liability.  For further information regarding the Partnership’s results of operations, please see the Partnership’s Quarterly Report on Form 10-Q, which was filed today with the Securities and Exchange Commission.

 “We had a solid third quarter bolstered by our asphalt business which recognized incremental revenues of $1.9 million due to several customers exceeding annual contractual thresholds and by the recognition of a $1.1 million gain on the sale of excess equipment and assets.  Furthermore, demand for our crude oil pipeline and truck transportation services continues to strengthen as evidenced by increased volumes and revenues on our pipelines and truck transportation assets.   The construction of one million barrels of crude oil storage in Cushing, Oklahoma for TransMontaigne and the construction of a one million barrel crude oil terminal in Midland, Texas for Vitol are underway and progressing as scheduled.  In addition we are pleased with the outcome of our recently completed rights offering which was significantly over-subscribed.  With the imminent issuance of the preferred units, we can finally announce that we have successfully completed our recapitalization plan started in October of 2010.  We appreciate our unitholders’ efforts and support for the transaction,” said J. Michael Cockrell, Blueknight Energy Partners’ president and chief operating officer.

Results of Operations

The following table summarizes the financial results for the three and nine months ended September 30, 2010 and 2011 (in thousands except per unit data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011

Service revenue:
Third party revenue	$31,113	$35,124	$97,895	$99,748
Related party revenue	6,943	11,387	15,637	31,377
Total revenue	38,056	46,511	113,532	131,125
Expenses:
Operating	23,441	27,617	73,442	85,726
General and administrative	3,883	4,679	11,037	14,065
Total expenses	27,324	32,296	84,479	99,791
Operating income	10,732	14,215	29,053	31,334
Other (income) expenses:
Interest expense	13,530	9,120	39,502	27,284
Change in fair value of embedded derivative within convertible debt	—	(15,358)	—	(20,224)
Change in fair value of rights offering liability	—	(8,224)	—	(1,838)
Income (loss) before income taxes	(2,798)	28,677	(10,449)	26,112
Provision for income taxes	50	72	151	219
Net income (loss)	$(2,848)	$28,605	$(10,600)	$25,893
Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$(57)	$643	$(209)	$754
Preferred interest in net income	$—	$2,975	$—	$11,124
Beneficial conversion feature attributable to preferred units	$—	$11,141	$—	$33,061
Income (loss) available to common and subordinated unitholders	$(2,791)	$13,846	$(10,391)	$(19,046)

Basic and diluted net income (loss) per common unit	$(0.08)	$0.38	$(0.30)	$(0.56)
Basic and diluted net income (loss) per subordinated unit	$(0.08)	$0.42	$(0.30)	$(0.52)

Weighted average common units outstanding - basic and diluted	21,728	21,890	21,728	21,890
Weighted average subordinated units outstanding - basic and diluted	12,571	10,248	12,571	11,788

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, impairment and other miscellaneous non-cash items, including changes in the fair values of the embedded derivative within convertible debt and the rights offering contingency.   The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income (loss) for the periods shown (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Net income (loss)	$(2,848)	$28,605	$(10,600)	$25,893
Interest expense	13,530	9,120	39,502	27,284
Income taxes	50	72	151	219
Depreciation and amortization	5,315	5,651	16,228	17,066
Asset impairment charge	—	—	779	—
Change in fair value of embedded derivative within convertible debt	—	(15,358)	—	(20,224)
Change in fair value of rights offering liability	—	(8,224)	—	(1,838)
Adjusted EBITDA	$16,047	$19,866	$46,060	$48,400

Investor Conference Call

The Partnership will hold a conference call on Wednesday, November 16, 2011 at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss the results of the third quarter. The conference call can be accessed through the Investors section of the Partnership's Web site at http://investor.bkep.com/presentations or by telephone at 1-877-317-6789. International locations may dial-in by calling 1-412-317-6789.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 3 days. To hear the replay, call 1-877-344-7529 in the U.S. or call 1-412-317-0088 from international locations. The pass code for both is 10006743.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the impact of the refinancing of the Partnership’s debt and recapitalization of its partnership interests upon the price of its common units, the Partnership’s future cash flows and operations, pending legal proceedings, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing, Oklahoma Interchange; approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas; approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas; and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma, and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations

918-237-4032

investor@bkep.com

or

BKEP Media Contact:

Brent Gooden (405) 715-3232 or (405) 818-1900

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